Exhibit 2A

Phoenix Edge Series Fund

Fidelity Extension Premium Allocation

9/1/2010-11/19/2010

		Allocation %
	Total Premium	1851 Securities	PVA and Goodwin	Edge Fund	Total Allocation
		25%	25%	50%
2010 Edge Fidelity Extension Premium (9/1/2010-11/19/2010)	$1,968	$492	$492	$984	$1,968